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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  April 30, 1997
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    COOK, ELIZABETH C.                            WILD OATS MARKETS, INC. ("OATS")              Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
    6105 MONARCH ROAD                             Person (Voluntary)         MARCH 1997         ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original           VICE PRESIDENT
                                                                             (Month/Year)              ------------------------
    LONGMONT, CO  80503
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security  2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)              action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                          Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                      (Instr. 8)                                End of Month        Direct         Benefi-
                         (Month/                                                (Instr. 3 and 4)    (D) or         cial
                          Day/   ---------------------------------------                            Indirect       Owner-
                          Year)  Code    V      Amount   (A)       Price                            (I)            ship
                                                         (D)                                        (Instr. 4)     (Instr.  4)
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COMMON STOCK                                                                        494,846            D
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COMMON STOCK              3/5/97   P             1,000 (01) A     $25.00                               D
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COMMON STOCK             3/19/97   P               140 (01) A     $25.00                               D
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COMMON STOCK                                                                         2,000 (01)        D
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COMMON STOCK                                                                       494,846 (02)        I   MICHAEL C. GILLILAND, SP
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COMMON STOCK                                                                         6,860 (03)        I   IAN GILLILAND, 1993 TRUST
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COMMON STOCK                                                                         6,860 (04)        I   S. GILLILAND, 1993 TRUST
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COMMON STOCK                                                                       496,146 (05)        I   GILLILAND/COOK FAMILY
                                                                                                            INVESTMENT L.P.
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                                                                               (Print or Type Responses)             SEC 1474 (8/92)

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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

(01) PURCHASED IN JOINT TENANCY WITH MICHAEL C. GILLILAND, MS. COOK'S SPOUSE.
(02) SHARES HELD BY MICHAEL C. GILLILAND, MS. COOK'S SPOUSE.
(03) SHARES HELD BY THE IAN PATRICK GILLILAND 1993 TRUST, MS. COOK'S SON.
(04) SHARES HELD BY THE STELLA ELIZABETH GILLILAND 1993 TRUST, MS. COOK'S DAUGHTER.
(05) SHARES HELD BY THE GILLILAND/COOK FAMILY INVESTMENTS, L.P.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ ELIZABETH C. COOK            4/8/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (8/92)

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